Exhibit 99.1

CONTACT:

Claudia Natalia
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com

Artisan Components, Inc. Reports Record

Total Revenue for Its Fourth Quarter and Fiscal 2004

SUNNYVALE, Calif., November 1, 2004 — Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported its results for three and twelve-month periods ended September 30, 2004. Total revenue for the fourth quarter of fiscal 2004 was comprised of license revenue and net royalty revenue of $15.6 million and $9.5 million, respectively, or $25.1 million, an increase of 29% from the same period in the prior year. Total revenue for the fourth quarter of fiscal 2003 was $19.5 million, comprised of license revenue and net royalty revenue of $16.5 million and $3.0 million, respectively.

Net income for the fourth quarter of fiscal 2004, on a generally accepted accounting principles (“GAAP”) basis, was $4.5 million or $0.18 per diluted share, which included amortization of purchased intangible assets of $897,000, costs related to the proposed merger with ARM Holdings plc of $1.8 million and amortization of deferred stock-based compensation of $18,000 from acquisitions. For the fourth quarter of fiscal 2003, GAAP net income was $2.5 million or $0.10 per diluted share, which included amortization of purchased intangible assets of $1.5 million and deferred stock-based compensation of $119,000 from acquisitions.

Pro forma net income for the fourth quarter of fiscal 2004 was $6.1 million or $0.24 per diluted share, an increase of 126% compared to pro forma net income of $2.7 million or $0.11 per diluted share for the fourth quarter of fiscal 2003. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation expense, in-process research and development from acquisitions, transaction costs related to the proposed merger with ARM Holdings plc and the related income tax effect. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

Total revenue for fiscal 2004 was comprised of license revenue and net royalty revenue of $57.4 million and $31.1 million, respectively, or $88.5 million, an increase of 29% from the same period in the prior year. Total revenue for the twelve months of fiscal 2003 was $68.5 million, comprised of license revenue and net royalty revenue of $58.0 million and $10.5 million, respectively.

Net income for fiscal 2004, on a GAAP basis, was $19.2 million or $0.77 per diluted share, an increase of 162%, compared with net income of $7.3 million or $0.34 per diluted share for the twelve months of fiscal 2003.

Pro forma net income for fiscal 2004 was $17.4 million or $0.69 per diluted share, an increase of 112%, compared to pro forma net income of $8.2 million or $0.38 per diluted share for the twelve months of fiscal 2003.

“Artisan is playing a critical role in connecting high-volume design teams with leading manufacturers,” said Mark Templeton, president and chief executive officer of Artisan Components. “Our growth reflects the success of this vibrant and growing community.”

Artisan is hosting a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on, November 1, 2004 to discuss the results of the fourth quarter and fiscal 2004. Interested parties may participate in the conference call by dialing 800-322-2803 (domestic) and 617-614-4925 (international) and the passcode is 28010240 or via live webcast available within the investor relations section of Artisan’s website at http://www.artisan.com. A telephonic replay will be available through November 15, 2004 at 888-286-8010 (domestic) and 617-801-6888 (international) and within the investor relations section of Artisan’s website. The passcode for the replay is 93474825.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation from acquisitions, transaction costs related to the proposed merger with ARM Holdings plc and in-process research and development. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the success and growth of the high volume design and manufacturing community and Artisan’s role within that community. These statements are subject to various risk factors including, without limitation, continued demand for semiconductors incorporating Artisan’s products and the production of those semiconductors in volume, market acceptance of Artisan’s products and technologies and competition from existing and new IP providers. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog and mixed-signal components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 2,000 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

###

Artisan Components and Artisan are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	Sept. 30 2004	Sept. 30 2003
ASSETS
Current assets:
Cash and cash equivalents	$100,197	$98,841
Marketable securities	35,719	9,921
Accounts receivable, net	24,378	18,398
Prepaid expenses and other current assets	6,480	2,197

Total current assets	166,774	129,357

Long-term marketable securities	17,790	5,504
Property and equipment, net	5,333	7,418
Goodwill, net	32,557	36,016
Purchased intangible assets, net	4,365	8,394
Deferred tax asset	17,911	—
Other assets	506	414

Total assets	$245,236	$187,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$505	$1,486
Accrued liabilities	10,132	7,201
Deferred revenue, current portion	11,220	7,094

Total current liabilities	21,857	15,781

Deferred revenue	826	788
Other liabilities	4,751	1,146
Deferred tax liability	1,739	3,257

Total liabilities	29,173	20,972

Stockholders’ equity:
Total stockholders’ equity	216,063	166,131

Total liabilities and stockholders’ equity	$245,236	$187,103

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	Sept.30 2004	Sept.30 2003	Sept.30 2004	Sept.30 2003
Gross revenue:
License	$15,650	$16,450	$57,454	$57,970
Royalty	10,607	4,001	35,294	14,215

Gross revenue	26,257	20,451	92,748	72,185

Net revenue:
License	15,650	16,450	57,454	57,970
Net royalty	9,490	3,038	31,089	10,543

Total revenue	25,140	19,488	88,543	68,513

Cost of revenue *	5,056	4,801	20,126	17,229
Product development *	4,560	4,991	18,458	18,377
Sales and marketing *	3,836	4,100	15,357	14,522
General and administrative *	3,838	1,567	9,281	6,386
In-process research and development	—	—	—	520
Amortization of purchased intangibles	897	1,457	4,030	4,367

Total cost and expenses	18,187	16,916	67,252	61,401

Operating income (loss)	6,953	2,572	21,291	7,112
Other income, net	514	345	1,641	1,337

Income (loss) before provision for income taxes	7,467	2,917	22,932	8,449
Provision for income taxes	2,946	379	3,687	1,106

Net income	$4,521	$2,538	$19,245	$7,343

Net income per share - basic	$0.19	$0.12	$0.84	$0.38

Net income per share - diluted	$0.18	$0.10	$0.77	$0.34

Shares used in per share calculation - basic	23,565	22,027	22,932	19,439

Shares used in per share calculation - diluted	25,764	24,428	25,105	21,690

* Includes stock-based compensation expense of:	18	119	243	328

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net income	$4,521	$2,538	$19,245	$7,343

Adjustments to reported net income to arrive at pro forma results:
Add: non-recurring effect of acquisitions	—	—		520
Add: amortization of purchased intangible assets from acquisitions	897	1,457	4,030	4,366
Add: deferred stock-based compensation	18	119	243	328
Add: M&A transaction costs	1,757	—	1,757	—
Pro forma tax adjustment	(1,110)	(1,418)	(7,898)	(4,359)

Pro forma net income	$6,083	$2,696	$17,377	$8,198

Pro forma net income per share - basic	$0.26	$0.12	$0.76	$0.42

Pro forma net income per share - diluted	$0.24	$0.11	$0.69	$0.38

Shares used in per share calculation - basic	23,565	22,027	22,932	19,439

Shares used in per share calculation - diluted	25,764	24,428	25,105	21,690